The BVI Business Companies Act
(No. 16 of 2004)

Share Certificate

Certificate Number *** ***   **Number of Shares** *** ***

CHINA DREDGING GROUP CO., LTD

The Company is authorised to issue 250,000,000 Shares divided into :
(i) 225,000,000 Ordinary Shares with no par value; and
(ii) 25,000,000 Class A Preferred Shares with no par value

THIS IS TO CERTIFY THAT *is the registered holder of* *** *** *Ordinary Shares of* **no par value** *fully paid in the above named Company, subject to the Memorandum and Articles of Association of the said Company and to the terms and conditions endorsed hereon.*

Given under the Common Seal of the Company
this *day of*

....

Name:
Director